CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated May 31, 2017, on the financial statements of Soldino Group Corp. as of April 30, 2017 and for the period from inception (January 25, 2017) to April 30, 2017 in the S-1 Amendment 2 Registration Statement. I also consent to application of such report to the financial information in the in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement

Denver, Colorado

July 20, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190   (M)720-339-5566   (F)303-845-9078